UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOUTHERN COPPER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3849074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11811 North Tatum Blvd.
Suite 2500, Phoenix, AZ	85028
(Address of Principal Executive Offices)	(Zip Code)

Southern Copper Corporation Directors’ Stock Award Plan

(Full title of the plan)

Copy to:

Armando Ortega Gómez

Secretary

Southern Copper Corporation

11811 North Tatum Blvd.

Suite 2500, Phoenix, AZ

(602) 494-5328

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Fitzgerald, Esq.

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Directors’ Stock Award Plan
Common Stock (par value $0.01 par share)	128,000 shares	$110.32 (2)	$14,120,865	$554.95

(1)

This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)

Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation with respect to issued shares is based upon the average of the high and low sale prices of the common stock as reported on the NYSE — Composite on May 13, 2008.

EXPLANATORY NOTE

                We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 128,000 shares of common stock of Southern Copper Corporation (the “Company”, “SCC”, “we,” “us” or “our”) to be issued under the Directors’ Stock Award Plan (“Plan”), a stockholder approved plan.  The Plan provides that directors who are not compensated as employees of the Company will be automatically awarded 400 shares of common stock upon election and 400 additional shares following each annual meeting of stockholders thereafter.  Under the Plan, 200,000 shares have been reserved for awards.  At April 30, 2008, 72,000 shares have been awarded under the Plan, leaving 128,000 shares available for use after that date.  The Plan will expire by its terms on January 31, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

                The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1)  of the Securities Act.  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses, or prospectus supplements pursuant to Rule 424 of the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

                The Company will, upon written or oral request, provide without charge to any persons to whom the prospectuses relating to this Registration Statement are delivered, a copy of any and all of the information which has been incorporated by reference in such prospectuses and this Registration Statement (pursuant to Item 3 of Part II hereof). Such requests should be directed to the Investor Relations Department at 11811 North Tatum Blvd. Suite 2500, Phoenix, Az. 85028, USA, Telephone: (602) 494-5328 -or- the Secretary, Southern Copper Corporation, Edificio Parque Reforma, Campos Eliseos No. 400, 12th Floor, Col. Lomas de Chapultepec, Mexico City, Mexico, Telephone (52-55) 1103-5320.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

                The following documents which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c)	All Current Reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007; and

(d)

The description of the Company’s Common Stock contained in the Company’ registration statement on Form 8-A dated November 9, 1995 (File No. 1-14066), filed under the Exchange Act, including any amendments thereto or reports filed for the purpose of updating such description.

                In addition, all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

                Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

                Not applicable.

Item 5.    Interests of Named Experts and Counsel.

                Not applicable.

Item 6.    Indemnification of Directors and Officers.

                Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a corporation in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violation of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation, as amended, provides for such limitations on liability for its directors to the fullest extent permitted by Delaware law.

                Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his conduct was unlawful, except that with respect to an action brought by or in the right of the corporation, such indemnification is limited to expenses (including attorneys fees) and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  Section 145 of the DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Our amended and restated certificate of incorporation and our by-laws, as amended, provide that the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law and as provided in our by-laws.

                Our by-laws provide indemnification rights to any of our officers or directors who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such indemnification rights will include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware law. Our by-laws provide that we may arrange for insurance covering such liabilities and expenses arising from actions or omissions of a director or officer in his or her capacity as a corporate agent as is obtainable and is reasonable and appropriate in cost and amount. The Company currently maintains liability insurance for its directors and officers.

Item 7.    Exemption from Registration Claimed.

                Not applicable.

Item 8.    Exhibits.

The following is a complete list of exhibits filed as part of this Registration statement:

Exhibit No.	Exhibit

4.1	Directors’ Stock Award Plan
5.1	Legal Opinion of Milbank, Tweed, Hadley & McCloy LLP
15	Letter of PricewaterhouseCoopers, S.C. regarding unaudited financial statements
23.1	Consent of by Milbank, Tweed, Hadley & McCloy LLP included in its opinion filed as Exhibit 5.1
23.2	Consent of PricewaterhouseCoopers, S.C.
24.1	Powers of Attorney (included on the signature pages to the Registration Statement).

Item 9.             Undertakings.

The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i)    to include any prospectus required by Section (10)(a)(3) of the Securities Act of 1933;

           (ii)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(7)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 16, 2008.

SOUTHERN COPPER CORPORATION

By:	/s/ Armando Ortega Gómez
Armando Ortega Gómez
Vice President, Legal,
General Counsel, and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Armando Ortega Gómez and/or Hans A. Flury and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-8 and any and all amendments (including pre-effective and post-effective amendments) to one or more registration statements on Form S-8 and any additional registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission (“Commission”), and generally to do all such things in their names and in behalf of their capacities as officers and directors of Southern Copper Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed below by the following persons, except Mr. Genaro Guerrero Diaz Mercado, in the capacities indicated on September 28, 2007, and by Mr. Genaro Guerrero Diaz Mercado, in the capacity indicated, on May 14, 2008.

Signatures of Officers	Title

/s/ Oscar Gonzalez Rocha	President, Chief Executive Officer and Director
Oscar González Rocha	(Principal Executive Officer)

/s/ Genaro Guerrero Diaz Mercado	Vice President, Finance and Chief Financial Officer
Genaro Guerrero Diaz Mercado	(Principal Financial Officer)

/s/ José N. Chirinos Fano	Comptroller (Principal Accounting Officer)
José N. Chirinos Fano

Signatures of Directors	Title

/s/ Germán Larrea Mota-Velasco
Germán Larrea Mota-Velasco	Director

/s/ Emilio Carrillo Gamboa
Emilio Carrillo Gamboa	Director

/s/ Alfredo Casar Pérez
Alfredo Casar Pérez	Director

/s/ Jaime F. Collazo González
Jaime F. Collazo González	Director

/s/ Alberto de la Parra Zavala
Alberto de la Parra Zavala	Director

/s/ Xavier García de Quevedo Topete
Xavier García de Quevedo Topete	Director

/s/ Harold S. Handelsman
Harold S. Handelsman	Director

/s/ Genaro Larrea Mota-Velasco
Genaro Larrea Mota-Velasco	Director

/s/ Armando Ortega Gómez
Armando Ortega Gómez	Director

/s/ Luis Miguel Palomino Bonilla
Luis Miguel Palomino Bonilla	Director

/s/ Gilberto Perezalonso Cifuentes
Gilberto Perezalonso Cifuentes	Director

/s/ Juan Rebolledo Gout
Juan Rebolledo Gout	Director

/s/ Carlos Ruiz Sacristán
Carlos Ruiz Sacristán	Director

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1	Directors’ Stock Award Plan
5.1	Legal Opinion of Milbank, Tweed, Hadley & McCloy LLP
15	Letter of PricewaterhouseCoopers, S.C. regarding unaudited financial statements
23.1	Consent of by Milbank, Tweed, Hadley & McCloy LLP included in its opinion filed as Exhibit 5.1
23.2	Consent of PricewaterhouseCoopers, S.C.
24.1	Powers of Attorney (included on the signature pages to the Registration Statement).